Date:	January 26, 2023

Contact:	Jeffrey W. Farrar, Chief Operating and Chief Financial Officer
434-773-2274
farrarj@amnb.com

Traded:	Nasdaq Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. ANNOUNCES SHARE REPURCHASE AUTHORIZATION

Danville, VA -- American National Bankshares Inc. (“the Company”) (NASDAQ: AMNB), parent company of American National Bank and Trust Company, today announced that its Board of Directors has authorized the repurchase of up to $10 million worth of the Company’s common stock through December 31, 2023. Shares of common stock may be purchased through open market purchases or in privately negotiated transactions at prevailing market prices. The actual means and timing of any purchases, target number of shares and range of prices under the program will be determined by the Company in its discretion and will depend on a number of factors, including the market price of the Company’s common stock, general market and economic conditions, share issuances under equity plans, and applicable legal and regulatory requirements. There is no assurance that the Company will purchase any shares under the plan.

About American National

American National is a multi-state bank holding company with total assets of approximately $3.0 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 26 banking offices. American National Bank also manages an additional $1.2 billion of trust, investment and brokerage assets in its Wealth Division. Additional information about American National and American National Bank is available on American National's website at www.amnb.com.

Forward-Looking Statements

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current expectations and involve a number of assumptions. American National intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. American National’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors that could have a material effect on the operations and future prospects of American National include but are not limited to: (1) the impacts of the ongoing COVID-19 pandemic and the associated efforts to limit the spread of the virus; (2) expected revenue synergies and cost savings from acquisitions and depositions; (3) changes in interest rates, general economic conditions, legislation and regulation, and monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury, Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System; (4) the quality and composition of the loan and securities portfolios, demand for loan products, deposit flows, competition, and demand for financial services in American National’s market areas; (5) the adequacy of the level of the allowance for loan losses, the amount of loan loss provisions required in future quarters, and the failure of assumptions underlying the allowance for loan losses; (6) cybersecurity threats or attacks, the implementation of new technologies, and the ability to develop and maintain secure and reliable electronic systems; (7) accounting principles, policies, and guidelines; and (8) other risk factors detailed from time to time in filings made by American National with the Securities and Exchange Commission. American National undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.